Exhibit 10.30

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

UNITED STATES OF AMERICA,	Criminal No.:

v.	Filed:

AUTOLIV, INC.	Violation: 15 U.S.C. § 1

Defendant.	TWO COUNTS
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PLEA AGREEMENT

The United States of America and Autoliv, Inc. (“defendant”), a corporation organized and existing under the laws of Delaware, hereby enter into the following Plea Agreement pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure (“Fed. R. Crim. P.”):

RIGHTS OF DEFENDANT

1. The defendant understands its rights:

(a) to be represented by an attorney;

(b) to be charged by Indictment;

(c) to plead not guilty to any criminal charges brought against it;

(d) to have a trial by jury, at which it would be presumed not guilty of the charges and the United States would have to prove every essential element of the charged offenses beyond a reasonable doubt for it to be found guilty;

(e) to confront and cross-examine witnesses against it and to subpoena witnesses in its defense at trial;

(f) to appeal its conviction if it is found guilty; and

(g) to appeal the imposition of sentence against it.

AGREEMENT TO PLEAD GUILTY

AND WAIVE CERTAIN RIGHTS

2. The defendant knowingly and voluntarily waives the rights set out in Paragraph 1(b)-(f) above. The defendant also agrees to waive any objection or defense it may have to the prosecution of the charged offenses in the United States District Court for the Eastern District of Michigan based on venue. The defendant also knowingly and voluntarily waives the right to file any appeal, any collateral attack, or any other writ or motion, including but not limited to an appeal under 18 U.S.C. § 3742, that challenges the sentence imposed by the Court if that sentence is consistent with or below the recommended sentence in Paragraph 8 of this Plea Agreement, regardless of how the sentence is determined by the Court. This agreement does not affect the rights or obligations of the United States as set forth in 18 U.S.C. § 3742(b)-(c). Nothing in this paragraph, however, shall act as a bar to the defendant perfecting any legal remedies it may otherwise have on appeal or collateral attack respecting claims of ineffective assistance of counsel or prosecutorial misconduct. The defendant agrees that there is currently no known evidence of ineffective assistance of counsel or prosecutorial misconduct. Pursuant to Fed. R. Crim. P. 7(b), the defendant will waive indictment and plead guilty to a two-count Information to be filed in the United States District Court for the Eastern District of Michigan. Count One of the Information will charge the defendant with participating in a combination and conspiracy to suppress and eliminate competition in the automotive parts industry by agreeing to rig bids for, and to fix, stabilize, and maintain the prices of, certain seatbelts sold to Japanese Automobile Manufacturer A from at least as early as May 2008 until at least February 2011 in violation of the Sherman Antitrust Act, 15 U.S.C. § 1. Count Two of the Information will charge the defendant with participating in a combination and conspiracy to suppress and eliminate competition in the automotive parts industry by agreeing to rig bids for, and to fix, stabilize, and maintain the prices of, certain seatbelts, airbags and/or steering wheels sold to Japanese Automobile Manufacturer B from at least as early as March 2006 until at least February 2011 in violation of the Sherman Antitrust Act, 15 U.S.C. § 1.

3. The defendant, pursuant to the terms of this Plea Agreement, will plead guilty to the criminal charges described in Paragraph 2 above and will make a factual admission of guilt to the Court in accordance with Fed. R. Crim. P. 11, as set forth in Paragraph 4 below.

FACTUAL BASIS FOR OFFENSES CHARGED

4. Had this case gone to trial, the United States would have presented evidence sufficient to prove the following facts:

(a) As to Count One:

(i) For purposes of this Plea Agreement, the “relevant period” is that period from at least as early as May 2008 until at least February 2011. During the relevant period, the defendant was a corporation organized and existing under the laws of Delaware, with its principal place of business in Stockholm, Sweden. During the relevant period, the defendant was a manufacturer of seatbelts, employing more than 5,000 individuals, and was engaged in the sale of seatbelts in the United States and elsewhere. Seatbelts are safety strap restraints designed to secure an occupant in position in a vehicle in the event of an accident. A seatbelt includes belt webbing, a buckle, a retractor, and hardware for installation in a vehicle. It may also include, depending on the requirements of the vehicle manufacturer, a height adjuster, a pretensioner, or other devices associated with the seatbelt.

(ii) During the relevant period, the defendant, through certain employees of its wholly-owned subsidiary, Autoliv Japan, Ltd., including a high-level employee of the subsidiary, participated in a conspiracy with other persons and entities engaged in the manufacture and sale of seatbelts, the primary purpose of which was to rig bids for, and to fix, stabilize, and maintain the prices of certain seatbelts sold to Japanese Automobile Manufacturer A in the United States and elsewhere. In furtherance of the conspiracy, the defendant, through certain employees of that subsidiary, engaged in discussions and attended meetings with co-conspirators involved in the manufacture and sale of seatbelts. During such meetings and conversations, agreements were reached to (a) allocate the supply of certain seatbelts sold to Japanese Automobile Manufacturer A on a model-by-model basis; (b) rig bids quoted to Japanese Automobile Manufacturer A for those seatbelts; and (c) fix, stabilize, and maintain the prices of those seatbelts, sold to Japanese Automobile Manufacturer A in the United States and elsewhere.

(iii) Seatbelts sold by one or more of the conspirator firms, and equipment and supplies necessary to the production and distribution of seatbelts, as well as payments for seatbelts, traveled in interstate and foreign commerce. The business activities of the defendant and its co-conspirators in connection with the production and sale of seatbelts that were the subject of this conspiracy were within the flow of, and substantially affected, interstate and foreign trade and commerce.

(b) As to Count Two:

(i) For purposes of this Plea Agreement, the “relevant period” is that period from at least as early as March 2006 until at least February 2011. During the relevant period, the defendant was a corporation organized and existing under the laws of Delaware, with its principal place of business in Stockholm, Sweden. During the relevant period, the defendant was a manufacturer of seatbelts, airbags, and steering wheels, employing more than 5,000 individuals, and was engaged in the sale of seatbelts, airbags, and steering wheels in the United States and elsewhere. Airbags are occupant restraints designed to control the movement of an occupant inside a vehicle in case of an accident. An airbag consists of a light fabric air bag, an inflator, which through use of pressurized gas (typically generated by pyrotechnic materials), rapidly inflates the airbag upon deployment, and an initiator to initiate the deployment. It may also include, depending on the requirements of the vehicle manufacturer, an injection molded plastic decorative cover or other devices associated with the airbag. Steering wheels consist of a die-cast armature (frame) covered by molded polyurethane and finished with leather, wood trim, or plastic, and may include various electronic features and controls, depending on the requirements of the vehicle manufacturer.

(ii) During the relevant period, the defendant, through certain employees of its wholly-owned subsidiary, Autoliv Japan, Ltd., including a high-level employee of the subsidiary, participated in a conspiracy with other persons and entities engaged in the manufacture and sale of seatbelts, airbags, and steering wheels, the primary purpose of which was to rig bids for, and to fix, stabilize, and maintain the prices of certain seatbelts, airbags, and steering wheels sold to Japanese Automobile Manufacturer B in the United States and elsewhere. In furtherance of the conspiracy, the defendant, through certain employees of that subsidiary, engaged in discussions and attended meetings with co-conspirators involved in the manufacture and sale of seatbelts, airbags, and steering wheels. During such meetings and conversations, agreements were reached to (a) allocate the supply of certain seatbelts, airbags, and/or steering wheels sold to Japanese Automobile Manufacturer B on a model-by-model basis; (b) rig bids quoted to Japanese Automobile Manufacturer B for those seatbelts, airbags, and/or steering wheels; and (c) fix, stabilize, and maintain the prices of those seatbelts, airbags, and/or steering wheels, sold to Japanese Manufacturer B in the United States and elsewhere.

(iii) Seatbelts, airbags, and steering wheels sold by one or more of the conspirator firms, and equipment and supplies necessary to the production and distribution of seatbelts, airbags, and steering wheels, as well as payments for seatbelts, airbags, and steering wheels, traveled in interstate and foreign commerce. The business activities of the defendant and its co-conspirators in connection with the production and sale of seatbelts, airbags, and steering wheels that were the subject of this conspiracy were within the flow of, and substantially affected, interstate and foreign trade and commerce.

POSSIBLE MAXIMUM SENTENCE

5. The defendant understands that the statutory maximum penalty which may be imposed against it upon conviction for each violation of Section One of the Sherman Antitrust Act is a fine in an amount equal to the greatest of:

(a) $100 million (15 U.S.C. § 1);

(b) twice the gross pecuniary gain the conspirators derived from the crime (18 U.S.C. § 3571(c) and (d)); or

(c) twice the gross pecuniary loss caused to the victims of the crime by the conspirators (18 U.S.C. § 3571(c) and (d)).

6. In addition, the defendant understands that:

(a) pursuant to 18 U.S.C. § 3561(c)(1), the Court may impose a term of probation of at least one year, but not more than five years for each of the charged crimes;

(b) pursuant to §8B1.1 of the United States Sentencing Guidelines (“U.S.S.G.,” “Sentencing Guidelines,” or “Guidelines”) or 18 U.S.C. § 3563(b)(2) or 3663(a)(3), the Court may order it to pay restitution to the victims of the offenses; and

(c) pursuant to 18 U.S.C. § 3013(a)(2)(B), the Court is required to order the defendant to pay a $400 special assessment upon conviction for each of the charged crimes.

SENTENCING GUIDELINES

7. The defendant understands that the Sentencing Guidelines are advisory, not mandatory, but that the Court must consider the Guidelines in effect on the day of sentencing, along with the other factors set forth in 18 U.S.C. § 3553(a), in determining and imposing sentence. The defendant understands that the Guidelines determinations will be made by the Court by a preponderance of the evidence standard. The defendant understands that although the Court is not ultimately bound to impose a sentence within the applicable Guidelines range, its sentence must be reasonable based upon consideration of all relevant sentencing factors set forth in 18 U.S.C. § 3553(a).

SENTENCING AGREEMENT

8. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the defendant agree that the appropriate disposition of this case is, and agree to recommend jointly that the Court impose, a sentence requiring the defendant to pay to the United States a criminal fine of $14.5 million, payable in full before the fifteenth (15th) day after the date of judgment and no order of restitution (“the recommended sentence”). The parties further agree that the recommended sentence set forth in this Plea Agreement is reasonable.

(a) Section 5K2.0 of the U.S.S.G. provides for a sentence above the range established by the applicable guideline if there exists a circumstance not adequately taken into consideration in formulating the Guidelines. The United States will make a motion pursuant to U.S.S.G. §5K2.0 requesting that the Court depart from the sentence calculated pursuant to U.S.S.G. §2R1.1 and impose the agreed-upon sentence set out above. The upward departure is based on the fact that all of the defendant’s commerce affected by its participation in the charged conduct fell outside the charged conspiracy periods, and there were no affected sales during the charged conspiracy periods. This is due to the fact that the automobile parts contracts that were the subject of the charged conspiracies were entered into approximately three years prior to the manufacture of affected models. Failing to take this affected commerce into account would vastly understate the seriousness of the offense. Therefore, the United States and the defendant agree that an upward departure is appropriate in this case.

(b) The defendant understands that the Court will order it to pay a $400 special assessment for each offense charged in the Information, pursuant to 18 U.S.C. § 3013(a)(2)(B), in addition to any fine imposed.

(c) In light of the availability of civil causes of action, which potentially provide for a recovery of a multiple of actual damages, the recommended sentence does not include a restitution order for the offenses charged in the Information.

(d) Both parties will recommend that no term of probation be imposed, but the defendant understands that the Court’s denial of this request will not void this Plea Agreement.

(e) The United States and the defendant jointly submit that this Plea Agreement, together with the record that will be created by the United States and the defendant at the plea and sentencing hearings, and the further disclosure described in Paragraph 9, will provide sufficient information concerning the defendant, the crimes charged in this case, and the defendant’s role in the crimes to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. § 3553. The United States and the defendant agree to request jointly that the Court accept the defendant’s guilty pleas and impose sentence on an expedited schedule as early as the date of arraignment, based upon the record provided by the defendant and the United States, under the provisions of Fed. R. Crim. P. 32(c)(1)(A)(ii), U.S.S.G. §6A1.1, and Rule 32.1(h) of the Criminal Local Rules. The Court’s denial of the request to impose sentence on an expedited schedule will not void this Plea Agreement.

9. Subject to the full, truthful, and continuing cooperation of the defendant and its subsidiaries, as defined in Paragraph 11 of this Plea Agreement, and before sentencing in the case, the United States will fully advise the Court and the Probation Office of the fact, manner, and extent of the defendant’s and its subsidiaries’ cooperation, and their commitment to prospective cooperation with the United States’ investigation and prosecutions, all material facts relating to the defendant’s involvement in the charged offenses and all other relevant conduct.

10. The United States and the defendant understand that the Court retains complete discretion to accept or reject the recommended sentence provided for in Paragraph 8 of this Plea Agreement.

(a) If the Court does not accept the recommended sentence, the United States and the defendant agree that this Plea Agreement, except for Paragraph 10(b) below, shall be rendered void.

(b) If the Court does not accept the recommended sentence, the defendant will be free to withdraw its guilty pleas (Fed. R. Crim. P. 11(c)(5) and (d)). If the defendant withdraws its pleas of guilty, this Plea Agreement, the guilty pleas, and any statement made in the course of any proceedings under Fed. R. Crim. P. 11 regarding the guilty pleas or this Plea Agreement, or made in the course of plea discussions with an attorney for the government, shall not be admissible against the defendant in any criminal or civil proceeding, except as otherwise provided in Federal Rule of Evidence 410. In addition, the defendant agrees that, if it withdraws its guilty pleas pursuant to this subparagraph of the Plea Agreement, the statute of limitations period for any offenses referred to in Paragraph 13 of this Plea Agreement shall be tolled for the period between the date of the signing of the Plea Agreement and the date the defendant withdrew its guilty pleas or for a period of sixty (60) days after the date of the signing of the Plea Agreement, whichever period is greater.

DEFENDANT’S COOPERATION

11. The defendant and its subsidiaries will cooperate fully and truthfully with the United States in the prosecution of this case; the conduct of the current federal investigation of violations of federal antitrust and related criminal laws involving the manufacture or sale of seatbelts, airbags, or steering wheels; any other federal investigation resulting therefrom; and any litigation or other proceedings arising or resulting from any such investigation to which the United States is a party (“Federal Proceeding”). The full, truthful, and continuing cooperation of the defendant and its subsidiaries shall include, but not be limited to:

(a) producing to the United States all non-privileged documents, information, and other materials, wherever located (and with translations into English), in the possession, custody, or control of the defendant or its subsidiaries, requested by the United States in connection with any Federal Proceeding; and

(b) using its best efforts to secure the full, truthful, and continuing cooperation, as defined in Paragraph 12 of this Plea Agreement, of the current and former directors, officers and employees of the defendant or its subsidiaries as may be requested by the United States, but excluding Takayoshi Matsunaga, Georg Rauch, and Kengo Tanaka, including making these persons available in the United States and at other mutually agreed-upon locations, at the defendant’s expense, for interviews and the provision of testimony in grand jury, trial, and other judicial proceedings in connection with any Federal Proceeding.

12. The full, truthful and continuing cooperation of each person described in Paragraph 11(b) above, will be subject to the procedures and protections of this paragraph, and shall include, but not be limited to:

(a) producing in the United States and at other mutually agreed-upon locations all non-privileged documents, including claimed personal documents and other materials, wherever located (and with translations into English), requested by attorneys and agents of the United States;

(b) making himself or herself available for interviews in the United States and at other mutually agreed-upon locations, not at the expense of the United States, upon the request of attorneys and agents of the United States;

(c) responding fully and truthfully to all inquiries of the United States in connection with any Federal Proceeding, without falsely implicating any person or intentionally withholding any information, subject to the penalties of making false statements (18 U.S.C. § 1001) and obstruction of justice (18 U.S.C. § 1503, et seq.);

(d) otherwise voluntarily providing the United States with any non-privileged material or information not requested in (a) – (c) of this paragraph that he or she may have that is related to any Federal Proceeding;

(e) when called upon to do so by the United States in connection with any Federal Proceeding, testifying in grand jury, trial, and other judicial proceedings in the United States fully, truthfully and under oath, subject to the penalties of perjury (18 U.S.C. § 1621), making false statements or declarations in grand jury or court proceedings (18 U.S.C. § 1623), contempt (18 U.S.C. §§ 401-402) and obstruction of justice (18 U.S.C. § 1503, et seq.); and

(f) agreeing that, if the agreement not to prosecute him or her in this Plea Agreement is rendered void under Paragraph 14(c), the statute of limitations period for any Relevant Offense as defined in Paragraph 14(a) shall be tolled as to him or her for the period between the date of the signing of this Plea Agreement and six (6) months after the date that the United States gave notice of its intent to void its obligations to that person under the Plea Agreement.

GOVERNMENT’S AGREEMENT

13. Upon acceptance of the guilty pleas called for by this Plea Agreement and the imposition of the recommended sentence, and subject to the cooperation requirements of Paragraph 11 of this Plea Agreement, the United States agrees that it will not bring further criminal charges against the defendant or its subsidiaries for any act or offense committed before the date of this Plea Agreement that was undertaken in furtherance of an antitrust conspiracy involving the manufacture or sale of seatbelts, airbags or steering wheels described in paragraphs 4(a)(i) and 4(b)(i) hereof. The nonprosecution terms of this paragraph do not apply to civil matters of any kind, to any violation of the federal tax or securities laws or to any crime of violence.

14. The United States agrees to the following:

(a) Upon the Court’s acceptance of the guilty pleas called for by this Plea Agreement and the imposition of the recommended sentence and subject to the exceptions noted in Paragraph 14(c), the United States will not bring criminal charges against any current or former director, officer, or employee of the defendant or its subsidiaries for any act or offense committed before the date of this Plea Agreement and while that person was acting as a director, officer, or employee of the defendant or its subsidiaries that was undertaken in furtherance of an antitrust conspiracy involving the manufacture or sale of seatbelts, airbags or steering wheels described in paragraphs 4(a)(i) and 4(b)(i) hereof (“Relevant Offenses”), with the exception that the protections granted in this paragraph shall not apply to Takayoshi Matsunaga, Georg Rauch, and Kengo Tanaka;

(b) Should the United States determine that any current or former director, officer, or employee of the defendant or its subsidiaries may have information relevant to any Federal Proceeding, the United States may request that person’s cooperation under the terms of this Plea Agreement by written request delivered to counsel for the individual (with a copy to the undersigned counsel for the defendant) or, if the individual is not known by the United States to be represented, to the undersigned counsel for the defendant;

(c) If any person requested to provide cooperation under Paragraph 14(b) fails to comply with his or her obligations under Paragraph 12, then the terms of this Plea Agreement as they pertain to that person, and the agreement not to prosecute that person granted in this Plea Agreement, shall be rendered void;

(d) Except as provided in Paragraph 14(e), information provided by a person described in Paragraph 14(b) to the United States under the terms of this Plea Agreement pertaining to any Relevant Offense, or any information directly or indirectly derived from that information, may not be used against that person in a criminal case, except in a prosecution for perjury (18 U.S.C. § 1621), making a false statement (18 U.S.C. § 1001), making a false statement or declaration in grand jury or court proceedings (18 U.S.C. § 1623), or obstruction of justice (18 U.S.C. § 1503, et seq.);

(e) If any person who provides information to the United States under this Plea Agreement fails to comply fully with his or her obligations under Paragraph 12 of this Plea Agreement, the agreement in Paragraph 14(d) not to use that information or any information directly or indirectly derived from it against that person in a criminal case shall be rendered void;

(f) The nonprosecution terms of this paragraph do not apply to civil matters of any kind, to any violation of the federal tax or securities laws, or to any crime of violence; and

(g) Documents provided under Paragraphs 11(a) and 12(a) shall be deemed responsive to outstanding grand jury subpoenas issued to the defendant or its subsidiaries.

15. The United States agrees that when any person travels to the United States for interviews, grand jury appearances, or court appearances pursuant to this Plea Agreement, or for meetings with counsel in preparation therefor, the United States will take no action, based upon any Relevant Offense, to subject such person to arrest, detention, or service of process, or to prevent such person from departing the United States. This paragraph does not apply to an individual’s commission of perjury (18 U.S.C. § 1621), making a false statement (18 U.S.C. § 1001), making false statements or declarations in grand jury or court proceedings (18 U.S.C. § 1623), obstruction of justice (18 U.S.C. § 1503, et seq.) or contempt (18 U.S.C. §§ 401-402) in connection with any testimony or information provided or requested in any Federal Proceeding.

16. The defendant understands that it may be subject to administrative action by federal or state agencies other than the United States Department of Justice, Antitrust Division, based upon the convictions resulting from this Plea Agreement, and that this Plea Agreement in no way controls whatever action, if any, other agencies may take. However, the United States agrees that, if requested, it will advise the appropriate officials of any governmental agency considering such administrative action of the fact, manner, and extent of the cooperation of the defendant and its subsidiaries as a matter for that agency to consider before determining what administrative action, if any, to take.

REPRESENTATION BY COUNSEL

17. The defendant has been represented by counsel and is fully satisfied that its attorneys have provided competent legal representation. The defendant has thoroughly reviewed this Plea Agreement and acknowledges that counsel has advised it of the nature of the charges, any possible defenses to the charges and the nature and range of possible sentences.

VOLUNTARY PLEA

18. The defendant’s decision to enter into this Plea Agreement and to tender pleas of guilty is freely and voluntarily made and is not the result of force, threats, assurances, promises, or representations other than the representations contained in this Plea Agreement. The United States has made no promises or representations to the defendant as to whether the Court will accept or reject the recommendations contained within this Plea Agreement.

VIOLATION OF PLEA AGREEMENT

19. The defendant agrees that, should the United States determine in good faith, during the period that any Federal Proceeding is pending, that the defendant or its subsidiaries has failed to provide full, truthful, and continuing cooperation, as defined in Paragraph 11 of this Plea Agreement, or has otherwise violated any provision of this Plea Agreement, the United States will notify counsel for the defendant in writing by personal or overnight delivery or facsimile transmission and may also notify counsel by telephone of its intention to void any of its obligations under this Plea Agreement (except its obligations under this paragraph), and the defendant and its subsidiaries shall be subject to prosecution for any federal crime of which the United States has knowledge including, but not limited to, the substantive offenses relating to the investigation resulting in this Plea Agreement. The defendant agrees that, in the event that the United States is released from its obligations under this Plea Agreement and brings criminal charges against the defendant or its subsidiaries for any offense referred to in Paragraph 13 of this Plea Agreement, the statute of limitations period for such offense shall be tolled for the period between the date of the signing of this Plea Agreement and six (6) months after the date the United States gave notice of its intent to void its obligations under this Plea Agreement.

20. The defendant understands and agrees that in any further prosecution of it or its subsidiaries resulting from the release of the United States from its obligations under this Plea Agreement, because of the defendant’s or its subsidiaries’ violation of the Plea Agreement, any documents, statements, information, testimony, or evidence provided by it, its subsidiaries, or current or former directors, officers, or employees of it or its subsidiaries to attorneys or agents of the United States, federal grand juries or courts, and any leads derived therefrom, may be used against it or its subsidiaries in any such further prosecution. In addition, the defendant unconditionally waives its right to challenge the use of such evidence in any such further prosecution, notwithstanding the protections of Federal Rule of Evidence 410.

ENTIRETY OF AGREEMENT

21. This Plea Agreement constitutes the entire agreement between the United States and the defendant concerning the disposition of the criminal charges in this case. This Plea Agreement cannot be modified except in writing, signed by the United States and the defendant.

22. The undersigned is authorized to enter this Plea Agreement on behalf of the defendant as evidenced by the Resolution of the Board of Directors of the defendant attached to, and incorporated by reference in, this Plea Agreement.

23. The undersigned attorneys for the United States have been authorized by the Attorney General of the United States to enter this Plea Agreement on behalf of the United States.

24. A facsimile or PDF signature shall be deemed an original signature for the purpose of executing this Plea Agreement. Multiple signature pages are authorized for the purpose of executing this Plea Agreement.

DATED:

BY:		BY:
Lars Sjöbring Group Vice President Legal Affairs and General Counsel Autoliv, Inc. 7th Floor Vasagatan 11 Stockholm, Sweden

Kathryn Hellings

Shane Cralle

Paul Gallagher

Nikhil Pyati

Trial Attorneys

United States Department of Justice

Antitrust Division

450 Fifth Street, NW

Suite 11300

Washington, D.C. 20530

Tel.: (202) 307-6694

BY:
Peter Kontio William H. Jordan Michael L. Brown Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel.: (404) 881-7000 Counsel for Autoliv, Inc.

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